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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*



                           Eagle USA Airfreight, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  270018 10 4
                         ------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO.  270018 10 4                                    PAGE 2   OF   5  PAGES


    1        NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                      James R. Crane

    2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                      Not applicable                                  (a)
                                                                          ---
                                                                      (b)
                                                                          ---
    3        SEC USE ONLY


    4        CITIZENSHIP OR PLACE OF ORGANIZATION
                      U.S.


                                     5         SOLE VOTING POWER
                                                        10,162,378
         NUMBER OF
SHARES BENEFICIALLY OWNED BY
           EACH                      6         SHARED VOTING POWER

         REPORTING                                      None

          PERSON
            WITH                     7         SOLE DISPOSITIVE POWER
                                                        10,162,378


                                     8         SHARED DISPOSITIVE POWER
                                                        None


    9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                      10,162,378

    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES *
                      Not applicable


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      57.8 %


    12       TYPE OF REPORTING PERSON*
                      IN


                      *SEE INSTRUCTION BEFORE FILLING OUT!





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
       ITEM 1.

          Item 1(a)           Name of Issuer:                     Eagle USA Airfreight, Inc.
                              --------------
          Item 1(b)           Address of Issuer's                 3214 Lodestar
                              --------------------
                              Principal Executive Offices:        Houston, Texas  77032
                              ---------------------------

       ITEM 2.

          Item 2(a)           Name of Person Filing:              James R. Crane
                              ---------------------
          Item 2(b)           Address of Principal                3214 Lodestar
                              --------------------
                              Business Office:                    Houston, Texas  77032
                              ---------------

          Item 2(c)           Citizenship:                        U.S.
                              -----------
          Item 2(d)           Title of Class of Securities:       Common Stock
                              ----------------------------

          Item 2(e)           CUSIP Number:                       270018 10 4
                              ------------


       ITEM 3.                IF THIS  STATEMENT IS FILED PURSUANT  TO RULE 13D-1(B),  OR 13D-2(B),  CHECK WHETHER
                              THE PERSON FILING IS A:

                              (a)                        Broker or dealer registered under section 15 of the Act
                                  ---
                              (b)                        Bank as defined in section 3(a)(6) of the Act
                                  ---

                              (c)                        Insurance  Company as  defined in  section 3(a)(19) of the
                                  ---                    Act

                              (d)                        Investment Company  registered  under  section  8  of  the
                                  ---                    Investment Company Act

                              (e)                        Investment  Adviser registered  under section 203  of  the
                                  ---                    Investment Advisers Act of 1940

                              (f)                        Employee Benefit Plan,  Pension Fund which  is subject  to
                                  ---                    the provisions of the Employee Retirement Income  Security
                                                         Act  of  1974 or  Endowment  Fund;  see  section  240.13d-
                                                         1(b)(1)(ii)(F)

                              (g)                        Parent  Holding   Company,  in  accordance  with   Section
                                  ---                    240.13d-1(b)(ii)(G) (Note:  See Item 7)


                              (h)                        Group, in accordance with section  240.13d-1(b)(1)(ii)(H)
                                  ---





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
       ITEM 4.                OWNERSHIP

                              (a)      Amount Beneficially Owned: 10,162,378

                              (b)      Percent of Class:   57.8%

                              (c)      Number of shares as to which such person has:

                                       (i)     Sole power to vote or to direct the vote:                10,162,378

                                       (ii)    Shared power to vote or to direct the vote:                    None

                                       (iii)   Sole power to dispose or to direct the
                                               disposition of:                                          10,162,378

                                       (iv)    Shared power to dispose or to direct the
                                               disposition:                                                   None

       ITEM 5.                OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                              Not Applicable

       ITEM 6.                OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                              Not Applicable

       ITEM 7.                IDENTIFICATION AND  CLASSIFICATION OF  THE SUBSIDIARY  WHICH ACQUIRED  THE  SECURITY
                              BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                              Not Applicable

       ITEM 8.                IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                              Not Applicable

       ITEM 9.                NOTICE OF DISSOLUTION OF GROUP

                              Not Applicable

       ITEM 10.               CERTIFICATION

                              Not Applicable





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                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:   February 11, 1997


                                       /S/ JAMES R. CRANE
                                       -------------------------------
                                           James R. Crane





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